      Nicor Inc.
Form 10-K
Exhibit 10.29

December 16, 2002	Confidential & Privileged

Via In-Person Delivery

Mr. Philip S. Cali
Executive Vice President
Nicor, Inc.
1844 Ferry Road
Naperville, Illinois 60563

Dear Phil:

This letter and its attachment A constitute the agreement between you and Nicor concerning your retirement from Nicor.

As set forth in greater detail in the attachment, we agree that your last date of employment by Nicor will be January 1, 2003, at which time you will retire. Until January 1, 2003, Nicor will continue to pay your current salary and you will continue to be eligible for employee benefits in accordance with applicable benefit plans, policies and practices. As of January 1, 2003, your qualification for benefits will be governed in accordance with the terms of those plans, policies and practices, except as set forth in the attachment.

If you agree to the foregoing and the terms set forth in the attachment, please indicate your agreement by signing and returning this letter and attachment to me. Please do not hesitate to contact me if you would like further clarification regarding any aspect of this agreement or its implementation. So there is no misunderstanding, the agreement will be deemed withdrawn if for any reason I do not receive a signed copy of the letter and the attachment on or before January 10, 2003, unless otherwise agreed in writing by you and Nicor.

I wish you the best of luck in your retirement.

Sincerely,

/s/ Claudia J. Colalillo

Claudia J. Colalillo
Senior Vice President Human Resources
and Corporate Communications

Accepted and agreed to:

/s/ Philip S. Cali Philip S. Cali

Date	12/27/2002

Attachment A

For purposes of this attachment A and the letter to which it is attached and made part of, and unless otherwise noted, the term “Nicor” means Nicor, Inc. and all of its subsidiaries and related entities (including but not limited to Nicor Gas), and all of their predecessors, successors, assigns, trustees, officers, directors, insurers, fiduciaries, agents and employees, and the term “Mr. Cali” means Philip S. Cali, his spouse, family, heirs, beneficiaries, executors, trustees, administrators and agents. Unless otherwise noted, the term “agreement” means the letter and this attachment A.

In exchange for the promises made by Nicor and Mr. Cali in the agreement, Mr. Cali and Nicor agree as follows:

1.	Retirement. Mr. Cali agrees that his last date of employment by Nicor will be January 1, 2003, at which time he will retire and his employment will end. Until January 1, 2003, Nicor will continue to pay Mr. Cali’s current salary, less applicable taxes and payroll deductions, in accordance with its regular payroll procedures, and he will continue to be eligible for employee benefits in accordance with applicable benefit plans, policies and practices. Thereafter, Mr. Cali will no longer (a) have any duties to perform for Nicor; (b) represent to third parties that he is authorized to act on Nicor’s behalf; (c) have the authority to act on Nicor’s behalf and, thus, will be without authority to bind or create liability on behalf of Nicor; and (d) have the authority to incur any expenses or obligations on Nicor’s behalf. As of January 1, 2003, Mr. Cali’s eligibility for any and all benefits under applicable Nicor benefit plans, policies and practices shall be governed in accordance with the terms of those policies and plans, except as set forth in this agreement.

2.	Consideration. If Mr. Cali signs, dates and returns a copy of this agreement on or before January 10, 2003, and he has not revoked the waiver and release, then Nicor will pay him, on or before January 7, 2004 (but no sooner than January 1, 2004) $305,000 via one lump-sum payment, less applicable federal and state taxes and payroll deductions, and thereafter will issue a tax form W-2 in the ordinary course of business. Mr. Cali and Nicor agree that the payment is over and above that to which he otherwise is entitled and is in exchange for his signing and fully complying with this agreement.

3.	Waiver And Release Of All Claims. Mr. Cali waives and releases all known and unknown, suspected and unsuspected, claims and causes of action of any kind he has or may have from the beginning of time through and including the date he signs the agreement against Nicor. The claims and causes of action that Mr. Cali waives and releases includes but is not limited to all claims and causes of action that are related to or any way grow out of his employment with and separation from employment by Nicor, including but not limited to any and all claims and causes of action that Nicor:

•	has violated any type of written or unwritten contract, agreement, understanding, policy, benefit, retirement and/or pension plan, promise and/or covenant of any kind, including but not limited to any covenant of good faith and fair dealing;

•	has discriminated against Mr. Cali on the basis of any characteristic or trait protected under any law, including but not limited to race, color, sex, national origin, ancestry, disability, religion, citizenship, age (including claims under the Age Discrimination In Employment Act of 1967 (ADEA)), or entitlement to benefits, in violation of local, state or federal laws, constitutions, regulations, ordinances or executive orders;

•	has violated public policy or common law, including but not limited to claims for: personal injury; invasion of privacy; retaliatory discharge; negligent hiring, retention or supervision; defamation; intentional or negligent infliction of emotional distress and/or mental anguish; intentional interference with contract; negligence; detrimental reliance; loss of consortium to Mr. Cali or any member of his family; or promissory estoppel; and/or

•	is in any way obligated for any reason to pay Mr. Cali damages, expenses, litigation costs (including attorneys’ fees), wages, bonuses, severance pay, separation pay, termination pay, any type of payments or benefits based on his separation from employment, incentive pay, commissions, disability or any other employee benefits, sick pay, compensatory damages, punitive damages, and/or interest.

Excluded from this waiver and release is any claim or right which cannot be waived by law, including all claims arising after the date of the agreement and the right to file a charge with or participate in an investigation conducted by an administrative agency. Mr. Cali is waiving, however, his right to any monetary recovery if any administrative agency pursues any claim or claims on his behalf. Also excluded from this waiver and release are the following: (i) any action to enforce this agreement; (ii) any claim for litigation costs (including attorneys’ fees) as incurred on his behalf in any matter subject to coverage and/or indemnification under Nicor’s director’s and officers liability insurance policy; and (iii) any claim for accrued benefits under any Nicor-sponsored retirement plan. As to the immediately preceding exclusion, Mr. Cali and Nicor agree that, upon the termination of his employment, he will no longer accrue service within the meaning of any Nicor-sponsored retirement plans and his eligibility for benefits will be governed by applicable plan documents.

Mr. Cali also agrees never to bring any suit, complaint, proceeding, grievance or action of any kind at law, in equity, or otherwise in any state or federal court, or in any federal, state, county, or municipal administrative agency, or before any other public or private tribunal, against Nicor arising from his employment with Nicor, separation from employment by Nicor, and/or any other occurrence to the date he signs the agreement. Mr. Cali also waives any right to recover any relief as a result of any proceeding brought on his behalf. The only exception to this covenant not to sue is a claim under the ADEA that challenges the validity of this waiver and release. If Mr. Cali violates this waiver and release by suing Nicor, other than under the ADEA in a suit that challenges the validity of this waiver and release, then he shall be liable for Nicor’s actual attorneys’ fees and other litigation costs incurred in defending against such a suit. Alternatively, if Mr. Cali sues Nicor in violation of this waiver and release, Nicor can require him to return all monies and other benefits paid to him under the agreement, minus $100.

Mr. Cali and Nicor also agree that: (a) this waiver and release is knowing and voluntary and shall be given full force and effect; (b) he understand the terms of this waiver and release; (c) the consideration and other promises described and made in the agreement are over and above that to which he otherwise is entitled and will not be provided unless he signs, does not revoke and fully complies with the terms of this waiver and release and the agreement; (d) Mr. Cali is hereby advised in writing to consult with an attorney before he executes this waiver and release and agreement; (e) this waiver and release has been individually negotiated between Mr. Cali and Nicor and it is not part of a group exit incentive or other group employment termination program; (f) Mr. Cali has until and including January 10, 2003 to consider this waiver and release; (g) after he signs the waiver and release he has 7 days to revoke it and if he wants to revoke it, he must do so in writing and deliver the writing to Claudia J. Colalillo, Vice President Human Resources and Corporate Communications, no later than 5:00 p.m. on the seventh day after he signs the agreement. If he revokes the waiver and release, then the entire agreement will be of no force or effect, but if he does not revoke it, he will receive the consideration described in the agreement.

4.	Indemnification. Nicor agrees that Mr. Cali shall be entitled to indemnification pursuant to the terms of the Nicor directors and officers liability insurance policy issued by Associated General Electric & Gas Insurance Services Limited in effect as of the date this agreement is executed. Nicor also acknowledges and reaffirms its commitment to the indemnification principles set forth in Article 10 of the Nicor, Inc. Articles of Incorporation (relating to indemnification of directors, officers and employees).

5.	Return Of Nicor Property And Information. As used in this section, the term “company information” means confidential, proprietary and/or any other information that belongs or relates to Nicor, including, without limitation, information received from third parties, and all other marketing, customer, potential customer, research and development, technical, business or financial information. Except as otherwise agreed to by Mr. Cali and Nicor, Mr. Cali agrees that no later than January 10, 2003, he will return to Nicor all company information and related documents, reports, files (including all data stored in computer memory and/or other storage media), memoranda and records; credit cards; cellular telephones; portable computers and related equipment; card-key passes; door and file keys; computer access codes; software and all other physical property that he received, prepared or helped prepare in connection with his employment by Nicor. Mr. Cali also agrees that he will not retain any copies, duplicates, reproductions or excerpts of the above items. Mr. Cali also agrees to keep all company information confidential and thus will not disclose any company information to anyone unless he is compelled to do so by court order, provided that he furnishes written notice to Nicor’s General Counsel before disclosing the information.

6.	Non-Disparagement. Mr. Cali agrees that he shall not — directly or indirectly, individually or in concert with others — interfere with, attempt to interfere with, take any actions or make any communications calculated or likely to have the effect of undermining, disparaging or otherwise reflecting negatively upon Nicor, its officers, directors, shareholders, employees, agents, operations, reputation, goodwill, services, safety record, business practices and/or customers. Mr. Cali also agrees that, except as required by the express terms of a lawful subpoena or court order, he will never aid in any contemplated, threatened or actual litigation of any kind against Nicor. Nicor agrees that its officers shall not — directly or indirectly, individually or in concert with others — interfere with, attempt to interfere with, take any actions or make any communications calculated or likely to have the effect of undermining, disparaging or otherwise reflecting negatively upon Mr. Cali. This section does not preclude Mr. Cali or Nicor’s officers from providing truthful statements if called to testify under oath in any legal or administrative proceeding.

7.	Trade Secrets And Other Confidential Information. As used in this section, “trade secrets-confidential information” means, without limitation: customer lists of Nicor, Inc. and all related entities and affiliates, including but not limited to Nicor Gas, Nicor Energy, LLC, Nicor Enerchange, LLC, and EN Engineering (collectively, “Nicor” for purposes of this section); pricing of products and/or services; performance-based strategies; trading activities; marketing, technical and/or business information related to Nicor’s marketing and/or business plans; analyses, techniques or strategies concerning actual or potential acquisitions and/or new ventures; development and/or introduction plans for products and/or services; unannounced products and/or services; operation costs; research and development processes; data relating to research, design, implementation and/or marketing of Nicor’s products and/or services; the requirements and specifications of Nicor’s agents, vendors, suppliers, trading partners, transporters, contractors and/or potential customers; financial information; business plans; marketing plans and strategies; quotations or proposals given to agents and/or customers and/or received from suppliers; methods for developing and maintaining business relationships with past, present or potential partners and/or customers; procedure manuals; employee training and review manuals; confidential personnel data; and all other information from which Nicor derives economic value and which is not generally available to the public. Excluded from the definition of “trade secrets-confidential information” is information that is generally known to the public.

Mr. Cali agrees that, during his employment, he has had special access to trade secrets-confidential information that constitute a valuable and unique asset to Nicor. Mr. Cali agrees that the energy industry is highly competitive, that Nicor has invested significant time and resources in developing trade secrets-confidential information, and that Nicor would suffer a significant economic loss if its trade secrets-confidential information were disclosed to Nicor’s competitors and/or the general public. Mr. Cali also agrees that Nicor does business throughout the Midwestern United States and that it has national interests in protecting its trade secrets-confidential information and safeguarding its customer and partner relationships. In light of the foregoing, upon the end of his employment by Nicor, Mr. Cali agrees that he shall hold all trade secrets-confidential information in confidence and that he shall not make available or disclose in any way — directly or indirectly — trade secrets-confidential information to any person (including current or former Nicor employees), organization, newspaper or other media organization, employer, firm, partnership, association, corporation or business entity or use trade secrets-confidential information to his benefit or the benefit of another, except: (a) with the prior written consent of Nicor’s General Counsel or (b) as compelled to do so by court order, provided that he gives written notice to Nicor’s General Counsel before disclosing the information. Mr. Cali acknowledges that the provisions of this section are reasonable and not unduly restrictive of his individual rights and he warrants that as of the date he signs this agreement he has not breached any of the provisions of this section. Mr. Cali also agrees that upon the end of his employment by Nicor, he will continue to comply with all Nicor policy orders regarding or relating to confidentiality and use of company assets. Finally, Mr. Cali agrees that Nicor and all of its related entities are this section’s intended beneficiaries and that Nicor and all of its related entities are entitled to enforce this section as if they were signatories to it.

8.	Change In Control Agreement. Mr. Cali agrees that the Change in Control Agreement entered into between him and Nicor on or about June 2, 2000 will be null and void as of January 1, 2003, and thus all rights Mr. Cali has or may have to any change in control benefits or rights of any kind will be irrevocably cancelled as of that date.

9.	Cooperation. Mr. Cali agrees after January 1, 2003 he will make himself available to Nicor for up to 100 hours to provide reasonable cooperation with respect to areas and matters in which he was involved during his employment, including any threatened or actual litigation concerning Nicor (including, without limitation, attendance at out-of-town proceedings for which Nicor may require travel), and to provide to Nicor, if requested, information and counsel relating to Nicor business matters. Nicor will reimburse Mr. Cali for the actual expenses he incurs, including reasonable travel expenses, as a result of compliance with this provision, provided he submits proper documentation of the expenses he incurs as reasonably required by Nicor.

10.	Non-Admission And Tax Liability. Mr. Cali agrees that this agreement does not constitute and shall not be construed, interpreted, or treated in any respect as an admission of any liability or wrongdoing by Nicor. Mr. Cali further agrees that this agreement shall not be admissible in any proceeding without Nicor’s written consent, except for a proceeding instituted by Mr. Cali or Nicor alleging a breach of this agreement, any proceeding in which a defense is asserted based on any provisions of this agreement, or as otherwise required by law. Mr. Cali also agrees that, if any taxing body determines that amounts should have been withheld from the payments provided for in this agreement, he acknowledges and assumes all responsibility for the payment of all such taxes and agrees to indemnify and hold Nicor harmless for the payment of any such taxes, the failure to withhold, and any related interest or penalties.

11.	Choice Of Law, Interpretation And Severability. Mr. Cali and Nicor agree that this agreement shall be governed by Illinois law. Mr. Cali and Nicor agree that this agreement shall not be construed against any party on account of authorship and, if a court finds any part of this agreement to be illegal or invalid, the illegal or invalid portion of the agreement shall be severed and the rest of the agreement will be enforceable.

12.	Remedies. Mr. Cali agrees that the exact amount of actual or potential damages to Nicor resulting from any breach of this agreement is inherently difficult to determine with precision and that any breach will result in immediate and irreparable harm to Nicor’s business and goodwill, for which Nicor will have no adequate remedy at law. Mr. Cali agrees that if he breaches any of the provisions of this agreement, Nicor shall be entitled to injunctive relief, its actual attorneys’ fees and costs associated with such action, and all such further relief as a court of competent jurisdiction may deem just and proper.

13.	General Matters. Mr. Cali also agrees that:

•	He has not suffered any on-the-job injury for which he has not already filed a claim.

•	He is entering into this agreement knowingly and voluntarily and with full knowledge of its significance, and he has not been coerced, threatened, intimidated into signing this agreement.

•	Nicor may assign this agreement. This agreement shall inure to the benefit of Nicor and its successors and assigns and any person or entity acquiring (whether by merger, consolidation, purchase of assets or otherwise) all or substantially all of Nicor’s assets and/or business.

•	This agreement may be executed in two or more facsimiled counterparts, each of which shall be equivalent to an original, but which collectively shall constitute one agreement.

•	This agreement sets forth the entire agreement between Mr. Cali and Nicor regarding the end of his employment and supersedes any written or oral understanding, promise or agreement that is not referred to and incorporated in this agreement. This agreement may be changed only by a writing signed by Mr. Cali and Nicor.

AGREED AND ACCEPTED:

/s/ Philip S. Cali Philip S. Cali	/s/ Claudia J. Colalillo Claudia J. Colalillo Senior Vice President Human Resources and Corporate Communications

Date	12/27/2002	Date	12/27/02

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